 Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2013 Results

NEWARK, NJ — August 8, 2013:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenues of $55.1 million, a loss from operations of $5.6 million and a net loss attributable to common stockholders of $6.2 million for the second quarter, the three months ended June 30, 2013.

2Q13 HIGHLIGHTS

●	IDT Energy RCEs -- 357,000 at June 30th, an increase of 65,000 compared to 2Q12

●	Consolidated revenues -- $55.1 million, an increase of $12.3 million compared to 2Q12

●	Gross profit -- $10.0 million, a decrease of $1.7 million compared to 2Q12

●	Loss from operations -- $5.6 million, compared to a loss from operations of $5.0 million in 2Q12

●	Basic and diluted net loss per share attributable to Genie Energy’s common stockholders -- $0.32, compared to a basic and diluted net loss per share of $0.15 in 2Q12

●	Net cash provided by operating activities -- $2.2 million, an increase of $2.4 million compared to 2Q12.

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “IDT Energy achieved strong revenue growth year over year even as gross margin, EBITDA and income from operations came in lower than we had anticipated.  At Genie Oil and Gas, we continue to make progress in our projects.  At Afek, our oil and gas project in the Golan Heights, we plan to begin a series of geophysical tests to evaluate the resource during the third quarter, and undertake an exploratory drilling program beginning in mid-2014.  In Colorado, AMSO, LLC has embarked on an intensive program to identify, design, evaluate and test an alternative heating system after the down-hole electric heater failed earlier this year during pilot test operations. The alternative heater development process will be thorough and deliberate.  This is an essential step on the road to a successful pilot test.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, said, “We again achieved strong revenue and RCE growth in the second quarter, as we continue to acquire new meters with higher average consumption than our traditional customer base.  Despite the decrease in margins and EBITDA this quarter, we continue to expect that the retail business will generate approximately $25 million in EBITDA for the full fiscal year given normal weather conditions.”

GENIE ENERGY 2Q13 CONSOLIDATED RESULTS

$ in millions, except EPS	2Q13	1Q13	2Q12	YoY Change (%/$)
Revenues	$55.1	$85.3	$42.8	+28.7%
Gross profit	$10.0	$19.0	$11.6	(14.4)%
Gross margin percentage	18.1%	22.3%	27.2%	(910) basis points
SG&A expense	$12.1	$12.8	$13.0	(6.4)%
Research and development expense	$2.6	$2.5	$2.8	(6.9)%
Equity in the net loss of AMSO, LLC	$0.8	$1.1	$0.9	(11.0)%
EBITDA*	$(5.5)	$2.7	$(5.0)	$(0.5)
(Loss) income from operations	$(5.6)	$2.6	$(5.0)	$(0.6)
Net loss attributable to Genie Energy’s common stockholders	$(6.2)	$(1.8)	$(3.3)	$(2.9)
Diluted loss per share attributable to Genie Energy’s common stockholders	$(0.32)	$(0.09)	$(0.15)	$(0.17)
Net cash provided by (used in) operating activities	$2.2	$(0.8)	$(0.2)	$ +2.4

*EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that may be more indicative of Genie Energy’s or the relevant segment’s core operating results than the nearest GAAP measure.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of EBITDA and reconciliation to the most directly comparable GAAP measure.

DIVIDEND, BALANCE SHEET, AND CASH FLOW HIGHLIGHTS

On August 15, 2013, Genie Energy will pay a quarterly dividend of $0.1594 per share of Series 2012-A Preferred Stock (NYSE: GNEPRA) for the second quarter to preferred shareholders of record as of the close of business on August 7, 2013.  The ex-dividend date was August 5, 2013. The distribution will be treated as a return of capital and not as a dividend for tax purposes.

As of June 30, 2013, Genie Energy had $142.1 million in total assets including $91.9 million in cash, cash equivalents, restricted cash, certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $28.5 million, with no long term debt outstanding.

Net cash provided by operating activities was $2.2 million during 2Q13, compared to net cash used in operating activities of $0.2 million during 2Q12.  Capital expenditures were negligible in both 2Q13 and 2Q12.

RESULTS BY SEGMENT

IDT Energy

$ in millions	2Q13	1Q13	2Q12	YoY Change (%/$)
Total revenues	$55.1	$85.3	$42.8	+28.7%
Electricity revenues	$45.1	$54.6	$35.4	+27.4%
Natural gas revenues	$10.1	$30.7	$7.4	+35.3%
Gross profit	$10.0	$19.0	$11.6	(14.4)%
Gross margin percentage	18.1%	22.3%	27.2%	(910) basis points
SG&A expense	$9.4	$10.2	$10.6	(10.8)%
EBITDA	$0.5	$8.9	$1.1	(50.8)%
Income from operations	$0.5	$8.9	$1.1	(50.9)%

During 2Q13, IDT Energy began testing the sale of several products in Commonwealth Edison territory in Illinois, and expects that the testing and evaluation process will take some time before it can determine an acceptable model for material meter acquisition.  IDT Energy has license applications pending to enter into additional territories, primarily gas and dual meter territories, in Pennsylvania, Maryland and the District of Columbia.  Management continues to evaluate additional, deregulation-driven opportunities in other states, including Massachusetts and Connecticut.

IDT Energy increased residential customer equivalents (RCEs) 22% year over year and 8% sequentially, to 357,000 at June 30, 2013.

RCEs at end of Quarter (in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Electricity RCEs	263	243	238	235	204
Natural gas RCEs	94	86	74	87	88
Total	357	329	312	322	292

Electricity RCEs increased 29% year over year and 8% sequentially to 263,000 at June 30, 2013, reflecting the growing share of relatively higher consumption meters in Pennsylvania and Maryland compared to New York.

Natural gas RCEs increased 7% year over year and 9% sequentially to 94,000 at June 30, 2013.  The increase reflects the meter mix shift as a result of new meter acquisition efforts focused on higher consumption markets in Pennsylvania and Maryland, partially offset by a decline in gas meters enrolled.

At June 30, 2013, IDT Energy had approximately 475,000 meters enrolled, a 4% decrease year over year and a 2% decrease sequentially. Electricity meters enrolled (314,000 at June 30, 2013) were virtually unchanged year over year, while gas meters enrolled (161,000) declined by 12% year over year.

Meters at end of Quarter (in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Electricity meters	314	319	331	343	313
Natural gas meters	161	166	171	180	182
Total	475	485	502	523	495

Gross meter acquisitions were 71,000 in 2Q13 compared to 66,000 in 1Q13 and 101,000 in 2Q12.  The year over year decline in gross meter acquisitions primarily reflects the lack of geographic expansion into new territories in recent quarters.

Average monthly churn was 6.3% in 2Q13, unchanged from the prior quarter and a decrease from the 6.6% rate in 2Q12.  The year over year decrease primarily reflects the lower rates of gross meter additions in recent quarters as newly acquired customers have higher churn rates than longer term customers, and the termination of a sales program that generated above average churn rates.

IDT Energy’s revenues increased 28.7% to $55.1 million from $42.8 million in the year ago quarter.

Electricity revenues in 2Q13 increased 27.4% year over year to $45.1 million, reflecting a 20.2% year over year increase in kWh sold as a result of increase in electricity meter RCEs, and a 6.0% increase in the average revenue per kWh of electricity sold.

Natural gas revenues in 2Q13 increased 35.3% year over year to $10.1 million, reflecting a 38.9% increase in average revenue per therm sold slightly offset by a 2.6% decrease in therms sold.

Gross profit decreased to $10.0 million in 2Q13 from $11.6 million in 2Q12, driven primarily by a decline in margin per kWh sold.

Gross margin during 2Q13 was 18.1%, a 910 basis point decrease year over year.  Electricity margin per kWh sold decreased year over year primarily reflecting the significant and sudden increase in the direct cost of electricity, which increased 23.1% compared to the year ago quarter, and 5.8% sequentially.

Gross margins in the quarter were negatively impacted by a number of factors including a rapidly rising commodity price environment, the impact of increased promotional activity implemented to mitigate churn and facilitate customer acquisition, and the effects of an internal pricing system issue that constrained our ability to make timely adjustments to electric rates in some newer territories.

IDT Energy’s SG&A expense in 2Q13 decreased 10.8% year over year to $9.4 million compared to $10.6 million in the year ago period. Customer acquisition costs, severance expense and stock-based compensation expense all decreased, partially offset by increases in billing and purchase of receivable fees.

EBITDA and income from operations decreased to $0.5 million in 2Q13, compared to $1.1 million 2Q12.  The decrease primarily reflected the decrease in gross margin on sales of electricity, augmented by the decrease in SG&A expense.

Financing fees charged by BP Energy, IDT Energy’s preferred commodity supplier, were $0.8 million in 2Q13 compared to $0.6 million in 2Q12 as a result of increased consumption by IDT Energy’s customer base.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenues.  GOGAS’ operating expenses consist primarily of research and development expense and expenses of its technology development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $3.1 million of combined R&D and G&A expense in 2Q13, compared to $3.0 million in the year ago quarter and $2.8 million in 1Q13.  The year over year and sequential increases largely reflect the ramp-up of operations at Afek, Genie’s oil and gas exploration project in the Golan Heights, substantially offset by a decline in spending at IEI, which is focused on obtaining permits for its pilot test.

Equity in the net loss of AMSO, LLC decreased to $0.8 million in 2Q13 from $0.9 million in the year ago quarter and $1.1 million in the prior quarter, reflecting a reduction of expense incurred at AMSO, LLC following the suspension of its pilot test 1Q13.

GOGAS’ loss from operations was $3.9 million, unchanged from both and 2Q12 and 1Q13.

GOGAS Operations - Project Updates

Afek -- Conventional Oil & Gas Exploratory Program in Israel’s Golan Heights
After receiving the award of a 36-month petroleum exploration license covering in the Southern portion of the Golan Heights in April 2013, Afek has been staffing up for operations, contracting with international service providers to assist in exploration activities, and preparing permit applications for a ten well exploration program to further characterize the resource in its license area.  Beginning in the third quarter, Afek expects to begin preliminary geo-physical work including 3-D seismic tests to further characterize the subsurface prior to drilling exploration wells.  The exploratory drilling program could begin as early as the first half of 2014.

AMSO, LLC -- Oil Shale RD&D Project in Western Colorado
In early March 2013, AMSO, LLC initiated start-up of its oil shale pilot test. After approximately two weeks of operation, the down-hole electric heater failed.  AMSO, LLC subsequently decided not to attempt to re-engineer the electrical heating system.  Instead, it has initiated a comprehensive review of alternative heating system solutions, including hot fluid circulating heaters, and intends to qualify, design, engineer, build and thoroughly test the heating solution offering the best prospects for reliable pilot test operations.  A key objective of the development process is to significantly de-risk the pilot operations before heater installation.  In addition, this alternative heating system qualification process may result in development of a solution with direct applicability to subsequent phases of the RD&D project’s operations.  The heater development process is expected to require at least twelve months, and possibly significantly longer.

Genie Mongolia – Oil Shale Exploration Program in Central Mongolia
In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.  Genie Mongolia has begun preliminary work pursuant to its license.

Israel Energy Initiatives (IEI) -- Oil Shale Exploration Project in Shfela Basin of Israel
In mid-April, the governmental issued long delayed directives required for preparation and submission of an environmental impact statement that is a required component of IEI’s pilot test permit application.  IEI prepared and submitted its pilot application in June of 2013.  The permit evaluation process is expected to take at least nine months and potentially significantly longer.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, August 8th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial 1-877-317-6789 (US toll free) or 1-412-317-6789 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investor Relations” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through August 14, 2013 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call # 10032171.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$71,823	$69,409
Restricted cash—short-term	10,909	10,841
Certificates of deposit	5,205	2,205
Marketable securities	3,919	10,485
Trade accounts receivable, net of allowance for doubtful accounts of $130 at June 30, 2013 and December 31, 2012	35,501	40,932
Inventory	1,853	2,644
Prepaid expenses	1,239	3,315
Deferred income tax assets	599	599
Other current assets	927	771
Total current assets	131,975	141,201
Property and equipment, net	395	409
Goodwill	3,663	3,663
Restricted cash—long-term	1,003	2
Other assets	5,061	5,031
Total assets	$142,097	$150,306
Liabilities and equity
Current liabilities:
Trade accounts payable	$18,093	$20,641
Accrued expenses	7,335	7,832
Advances from customers	475	1,472
Income taxes payable	1,997	1,244
Dividends payable	—	211
Due to IDT Corporation	300	600
Other current liabilities	252	209
Total current liabilities	28,452	32,209
Other liabilities	67	—
Total liabilities	28,519	32,209
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,917 and 1,605 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	16,303	13,639
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2013 and December 31, 2012	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,551 and 19,827 shares issued and 19,506 and 19,800 shares outstanding at June 30, 2013 and December 31, 2012, respectively	195	198
Additional paid-in capital	79,612	80,196
Treasury stock, at cost, consisting of 45 and 27 shares of Class B common stock at June 30, 2013 and December 31, 2012, respectively	(330)	(204)
Accumulated other comprehensive income	381	270
Retained earnings	20,658	28,375
Total Genie Energy Ltd. stockholders’ equity	116,835	122,490
Noncontrolling interests:
Noncontrolling interests	(2,257)	(3,393)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(3,257)	(4,393)
Total equity	113,578	118,097
Total liabilities and equity	$142,097	$150,306

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenues	$55,134	$42,826	$140,465	$100,331
Direct cost of revenues	(45,168)	(31,178)	(111,480)	(70,651)
Gross profit	9,966	11,648	28,985	29,680
Operating expenses and losses:
Selling, general and administrative (i)	12,137	12,965	24,906	25,372
Research and development	2,592	2,784	5,081	4,877
Equity in the net loss of AMSO, LLC	806	905	1,935	1,744
Loss from operations	(5,569)	(5,006)	(2,937)	(2,313)
Interest income	127	63	292	109
Financing fees	(789)	(634)	(1,795)	(1,365)
Other expense, net	(18)	(70)	(185)	(84)
Loss before income taxes	(6,249)	(5,647)	(4,625)	(3,653)
Benefit from (provision for) income taxes	81	1,933	(1,640)	1,142
Net loss	(6,168)	(3,714)	(6,265)	(2,511)
Net loss (income) attributable to noncontrolling interests	267	462	(1,146)	(137)
Net loss attributable to Genie Energy Ltd.	(5,901)	(3,252)	(7,411)	(2,648)
Dividends on preferred stock	(306)	—	(611)	—
Net loss attributable to Genie Energy Ltd. common stockholders.	$(6,207)	$(3,252)	$(8,022)	$(2,648)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.32)	$(0.15)	$(0.41)	$(0.13)

Weighted-average number of shares used in calculation of basic and diluted loss per share	19,313	21,037	19,427	21,018
Dividends declared per common share	$—	$0.05	$—	$0.083
(i) Stock-based compensation included in selling, general and administrative expenses	$1,134	$958	$2,091	$1,641

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Operating activities
Net loss	$(6,265)	$(2,511)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	50	52
Deferred income taxes	—	(1,121)
Stock-based compensation	2,091	1,641
Loss on disposal of property	37	—
Equity in the net loss of AMSO, LLC	1,935	1,744
Change in assets and liabilities:
Restricted cash	(1,069)	266
Trade accounts receivable	5,431	(2,698)
Inventory	791	2,372
Prepaid expenses	2,076	2,103
Other current assets and other assets	(170)	(957)
Trade accounts payable, accrued expenses and other current liabilities	(3,000)	1,773
Advances from customers	(997)	(101)
Due to IDT Corporation	(300)	(303)
Income taxes payable	753	(410)
Net cash provided by operating activities	1,363	1,850
Investing activities
Capital expenditures	(77)	(49)
Capital contributions to AMSO, LLC	(1,825)	(2,048)
Issuance of note receivable	(125)	(550)
Purchases of certificates of deposit	(3,000)	—
Purchase of marketable securities	—	(6,930)
Proceeds from maturities and sale of marketable securities	6,531	—
Net cash provided by (used in) investing activities	1,504	(9,577)
Financing activities
Increase in restricted cash	—	(10,004)
Dividends paid	(521)	(3,056)
Proceeds from exercise of stock options	53	5
Repurchases of Class B common stock from employees	(126)	(133)
Net cash used in financing activities	(594)	(13,188)
Effect of exchange rate changes on cash and cash equivalents	141	(9)
Net increase (decrease) in cash and cash equivalents	2,414	(20,924)
Cash and cash equivalents at beginning of period	69,409	102,220
Cash and cash equivalents at end of period	$71,823	$81,296

Reconciliation of Non-GAAP Financial Measure for the Second Quarter of 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2013 EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation (which is included in selling, general and administrative expense). Another way of calculating EBITDA is to start with income (loss) from operations and add depreciation.

Management believes that Genie Energy’s EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. EBITDA may also be an indicator of the strength and performance of Genie Energy’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur debt. In addition, Genie Energy has historically reported EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy expects to incur nominal capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of EBITDA to (Loss) Income from Operations (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended June 30, 2013 (2Q13)
Revenues	$55,134	$55,134	$-	$-
Direct cost of revenues	45,168	45,168	-	-
Gross profit	9,966	9,966	-	-
Selling, general and administrative excluding depreciation	12,112	9,443	468	2,201
Research and development	2,592	-	2,592	-
Equity in net loss of AMSO, LLC	806	-	806	-
EBITDA	(5,544)	523	(3,866)	(2,201)
Subtract:
Depreciation	25	3	22	-
(Loss) income from operations	$(5,569)	$520	$(3,888)	$(2,201)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2013 (1Q13)
Revenues	$85,331	$85,331	$-	$-
Direct cost of revenues	66,312	66,312	-	-
Gross profit	19,019	19,019	-	-
Selling, general and administrative excluding depreciation	12,744	10,158	283	2,303
Research and development	2,488	-	2,488	-
Equity in net loss of AMSO, LLC	1,129	-	1,129	-
EBITDA	2,658	8,861	(3,900)	(2,303)
Subtract:
Depreciation	25	5	20	-
Income (loss) from operations	$2,633	$8,856	$(3,920)	$(2,303)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended June 30, 2012 (2Q12)
Revenues	$42,826	$42,826	$-	$-
Direct cost of revenues	31,178	31,178	-	-
Gross profit	11,648	11,648	-	-
Selling, general and administrative excluding depreciation	12,942	10,584	194	2,164
Research and development	2,784	-	2,786	(2)
Equity in net loss of AMSO, LLC	905	-	905	-
EBITDA	(4,983)	1,064	(3,885)	(2,162)
Subtract:
Depreciation	23	6	17	-
(Loss) income from operations	$(5,006)	$1,058	$(3,902)	$(2,162)